UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event report) July 8, 2005

The Washtenaw Group, Inc.

(Exact name of registrant as specified in its charter)

Deleware	1-31795	20-0126218
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3767 Ranchero Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

734-662-9733

(Registrant’s telephone number, including area code)

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2-Financial Information

Item 2.03                Creation of a Direct Financial Obligation

On July 8, 2005, The Washtenaw Group, Inc.’s operating subsidiary, Washtenaw Mortgage Company, entered into a subordinated promissory note with Charles C. Huffman for the purpose of borrowing $1.0 million from Mr. Huffman.  The subordinated promissory note was effective on June 30, 2005.  The loan is secured by a security interest in all mortgage servicing rights owned by Washtenaw Mortgage Company. The terms of the note call for a maturity on June 1, 2006 with interest payable monthly at a rate of prime plus 3%.

Mr. Huffman is the Chief Executive Officer and Chairman of the Board as well as a direct owner of approximately 44% of the outstanding shares of The Washtenaw Group, Inc.  Mr. Huffman received a 1% commitment fee upon execution of the note.

Pursuant to a Subordination Agreement among Washtenaw Mortgage Company, Mr. Huffman and National City Bank, the promissory note and the related security interest are subordinate to all liabilities now existing or hereafter arising under the Second Amended and Restated Warehousing Credit Agreement in place between Washtenaw Mortgage Company and its lenders.  Under the Subordination Agreement, payments under the note may only be made by the Company from the proceeds of the sale of servicing by the Company, such sale to be approved by the lenders as provided in the Warehousing Credit Agreement, and only after the occurrence of each of the following events: (i) all of the servicing advances under the Warehousing Credit Agreement have been repaid in full by the Company, (ii) the 2004 tax refund which is due to the Company has been received by the Company and immediately deposited by the Company into the collateral proceeds account under the Warehousing Credit Agreement, and (iii) all pending interest payments due and payable under the Warehousing Credit Agreement and related notes have been fully paid by the Company through such date.   The Subordination Agreement also provides, among other things, that the commencement of any foreclosure proceeding, or the enforcement of any other remedy under the subordinated promissory note by Mr. Huffman will constitute a default under the Warehousing Credit Agreement at the time of such commencement or enforcement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Washtenaw Group, Inc.

Dated: July 8, 2005	/s/ Charles C. Huffman
Charles C. Huffman
President and Chief Executive Officer